Exhibit 10.7

Covetrus, Inc.

Non-Employee Director Compensation Policy

Non-Employee Directors (as defined in the Covetrus, Inc. 2019 Omnibus Incentive Compensation Plan, as it may be amended and restated from time to time (the “Plan”)) of Covetrus, Inc., a Delaware corporation (the “Company”), shall be eligible to receive cash and/or equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The purpose of this Policy is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries.

This Policy shall remain in effect until it is revised or rescinded by further action of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

A.	Annual Cash Retainer

All Non-Employee Directors	$60,000/year
Non-Management Chair	$90,000/year
Lead Independent Director	$60,000/year
Audit Committee Chair	$30,000/year
Compensation Committee Chair	$25,000/year
Nominating and Governance Committee Chair	$15,000/year
Strategy Committee Chair	$15,000/year
Audit Committee Member	$15,000/year
Compensation Committee Member	$12,500/year
Nominating and Governance Committee Member	$7,500/year
Strategy Committee Member	$7,500/year

For purposes of clarity, (i) a Non-Employee Director who serves as the chair of a committee will be entitled to the committee chair annual cash retainer for that specific committee in addition to the Non-Employee Director annual cash retainer, but will not be entitled to the committee annual cash retainer for serving as a member of that specific committee and (ii) a Non-Employee Director who serves as Non-Management Chair or Lead Independent Director will be entitled to the Non-Management Chair or Lead Independent Director annual cash retainer, as applicable, in addition to the Non-Employee Director annual cash retainer.

Annual cash retainers will be paid on the first trading day after January 1 of each year in which the Non-Employee Director serves as a Non-Employee Director of the Board (the “Annual Retainer Payment Date”) and will be paid as soon as administratively practicable following the Annual Retainer Payment Date. If a Non-Employee Director is elected or appointed to serve as a member of the Board, or appointed to serve as a member of a committee or as a chair of a committee in which such director is not a member prior to such appointment, during a calendar year but following the Annual Retainer Payment Date for such calendar year, his or her annual cash retainer(s) (or additional cash retainer if the Non-Employee is serving in a different capacity) will be prorated, by multiplying such annual cash retainer(s) by a fraction, the numerator of which is the number of days from the appointment or election date to December 31 of such calendar year, and the denominator of which is 365 (“Prorated Annual Cash Retainer”). The Prorated Annual Cash Retainer shall be paid to the Non-Employee Director as soon as administratively practicable following such appointment or election. A Non-Employee Director that changes roles during a calendar year but following the Annual Retainer Payment Date for such calendar year will be entitled to a proration of the incremental increase, if any, between his or her annual cash retainer amount received for such calendar year and the increased cash retainer amount. For the avoidance of doubt, the Non-Employee Director is not required to repay his or her annual cash retainer(s) or any portion thereof in the event that such Non-Employee Director’s role is changed or service is terminated during the calendar year.

B.	Initial Equity Grant

For calendar year 2019, each Non-Employee Director will receive an initial equity award of restricted stock units (“Initial Equity Award”) with a Fair Market Value of $225,000, based on the closing sale price of the Company’s common stock on the date of grant. The Initial Equity Award will be granted in the first fiscal quarter of 2019, or as soon thereafter as administratively practicable.

C.	Annual Equity Grant

On the date of each annual meeting of the Company’s stockholders (“Annual Meeting”), each Non-Employee Director who is continuing as a director following the date of such Annual Meeting will be granted restricted stock or restricted stock units (“Annual Equity Award”), as determined by the Compensation Committee, with a Fair Market Value of $225,000, based on the closing sale price of the Company’s common stock on the date of grant. For purposes of clarity, no Non-Employee Director who receives an Initial Equity Award will be entitled to, or be granted, an Annual Equity Award during calendar year 2019.

If a Non-Employee Director is appointed or elected at any time other than an Annual Meeting, the Non-Employee Director will be eligible to receive a prorated Annual Equity Award, as of the date of his or her appointment or election, for the period prior to the first Annual Meeting following his or her appointment or election, determined by (i) multiplying the amount of the annual equity award by a fraction, the numerator of which is the number of days from the date of appointment or election to the first anniversary of the most recent Annual Meeting, and the denominator of which is 365, and (ii) dividing such amount by the per share Fair Market Value on the date of appointment or election, rounded up to the nearest whole share.

D.	Additional Terms

1. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

2. All equity grants under this Policy will be made under and pursuant to the Plan. The terms and conditions of all such equity grants, including with respect to vesting, will be set forth in the applicable award agreement.

3. The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by Non-Employee Directors in attending meetings of the Board.

Approved: February 28, 2019